As filed with the Securities and Exchange Commission on October 1, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 8 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RINO INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

3569
(Primary Standard Industrial Classification Code Number)

41-1508112
(I.R.S. Employer Identification Number)

11 Youquan Road, Zhanqian Street, Jinzhou District
Dalian, People’s Republic of China 116100
+86-411-87661222
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

United Corporate Services, Inc.
202 South Minnesota Street
Carson City, Nevada 89703
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Darren Ofsink, Esq.
GUZOV OFSINK LLC
600 Madison Avenue, 14th Floor,
New York, NY 10022

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement has been declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one);

☐	Large accelerated filer

☐	Accelerated filer

☒	Non-accelerated filer

☐	Smaller reporting company

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

 EXPLANATORY NOTE

RINO International Corporation, a Nevada corporation (the “Registrant”), is filing this Amendment No. 8 to Registration Statement on S-1 (the “Registration Statement”) to amend Part II of Amendment No. 7 to Registration Statement on Form S-1 filed by the Registrant with the Securities and Exchange Commission on September 18, 2008, solely to reflect that Ms. Qiu Jianping is signing the Registration Statement in her capacity as the Director, Chairman of the Board of Directors, the principal financial officer and the principal accounting officer of the Registrant.

PART II:

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to Article VII of our By-Laws, we shall, to the fullest extent permitted by law, indemnify any of our directors for monetary damages incurred for breach of fiduciary duty as a director, except with respect to (i) a breach of the director’s duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability specifically defined by law or (iv) a transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors or officers pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Although we will not receive any of the proceeds from the sale of the shares being registered in this registration statement, we have agreed to bear the costs and expenses of the registration of those shares. Our expenses in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are as follows:

SEC Registration Fee	$1,418.71
Professional Fees and Expenses*	$225,000.00
Printing and Engraving Expenses *	$5,000.00
Transfer Agent's Fees*	$2,500.00
Miscellaneous Expenses*	$3,000.00
Total	$236,918.71*

* Estimates

RECENT SALES OF UNREGISTERED SECURITIES

Issuance of Common Stock in Acquisition of Innomind

Under the Share Exchange Agreement, on October 5, 2007, we issued 17,899,643 shares of our common stock to Zhang Ze, an individual, in exchange for all of the outstanding shares of the common stock of Innomind held by Zhang Ze. At the completion of that share exchange, Innomind became the Company’s wholly owned subsidiary. The Share Exchange was accomplished in reliance upon Section 4(2) of the Securities Act. Immediately after this Share Exchange, Zhang Ze placed the RINO International shares he received in exchange for all his shares in Innomind into a Trust. The sole beneficiaries of this Trust are Zou Dejun and Qiu Jianping, the founders of RINO.

Issuance of Common Stock in Private Placement

On August 16, 2007 the Company issued 125 (12,500 post-forward split) common shares in a private placement for cash of $5,532. The Company relied on the exemption from registration provided under Section 4(2) of the Securities Act.

On October 5, 2007, in a private placement through Douglas Financial, LLC, an NASD and SEC registered broker-dealer (“Douglas Financial”), we sold 5,464,357 shares of our common stock for $24,480,319 gross proceeds (or $21,250,109 net proceeds after deducting the offering expenses) under a Securities Purchase Agreement by and among the Company and a group of accredited investors (as defined under Rule 501(a) of Regulation D promulgated under the Securities Act) named therein dated as of September 27, 2007 (the “Securities Purchase Agreement”). The Securities Purchase Agreement contained a transferable provision such that if any governmental agency in the PRC takes action that adversely affects the Restructuring Agreements or the Share Exchange Agreement and the company doesn’t mitigate the adverse effect to the investors’ reasonable satisfaction within 60 days of the PRC action, then the company is required to pay liquidated damages in an amount equal to the initial investment without interest and the shareholder must return the shares acquired under the agreement. Because the outcome is outside the company’s control, this provision is equivalent to a redemption feature attached to the 5,464,357 shares issued in the private placement, which had the effect of creating a new class of redeemable stock. Consequently, the total amount of the gross proceeds has been excluded from permanent equity and recorded as redeemable common stock in accordance with Rule 5-02.28 of Regulation S-X and Section 211 of the Codification of Financial Reporting Policies. Although there is no fixed redemption requirement in any of the next five years, the entire amount of $24,480,319 could become redeemable in any of the next five years. We sold the common stock and issued warrants in the private placement in reliance upon the exemption from registration provided by Rule 506 of Regulation D promulgated under the Securities Act of 1933 and Section 4(2) of the Securities Act.

Under the Securities Purchase Agreement, we are required to register for resale each share of common stock sold therein as well as the shares of common stock underlying the above, placement agent warrants.

In connection with the private placement, 250,000 shares of common stock were issued to Chief Capital, Ltd., for advisory services. We relied on the exemption from registration provided by Regulation S of the Securities Act for such issuance.

In connection with the private placement and pursuant to the Engagement Agreement Providing for Investment Banking Services, dated January 19, 2007 by and between RINO and Douglas Financial, Douglas Financial, as placement agent, received the following compensation: (i) $80,000 cash as an engagement and documentation fee; (ii) $1,750,000 as a placement commission; (iii) 875,000 shares of our Common Stock, and (iv) warrants to purchase 382,500 shares of Common Stock at an exercise price of $5.376 per share, exercisable within 6 years of the date of issue. The exercise price of the warrant is subject to adjustments under certain circumstances and the warrants permit cashless exercise by the holders. We relied on the exemption from registration provided by Section 4(2) of the Securities Act for the issuance of common stock and warrants to Douglas Financials.

Issuance of Common Stock to Former Majority Shareholder

On or about February 8, 2006, the Company issued Glenn Little a convertible promissory note in the amount of $100,000 in connection with the reorganization of the Company. The convertible note was subsequently converted to 10,000,000 (5,000 post-split) shares of the common stock on June 24, 2006, as a result of which Little became the Company’s majority shareholder with 64.1% of the then issued and outstanding shares of the Company. The Company relied on the exemption from registration provided under Section 4(2) of the Securities Act.

On August 8, 2007, the Company issued 2,950 (295,000 post-forward split) common shares to Glenn A. Little for cash of $14,750. The Company relied on the exemption from registration provided under Section 4(2) of the Securities Act.

On September 11, 2007, the Company issued 928 pre- Forward Split shares (or 92,800 shares post-Forward Split) of its common stock to Glenn A. Little (the “Little Shares”) for an aggregate of $4,168. At that time and immediately prior to the consummation of the Share Exchange, Mr. Little was the Company’s majority shareholder and its sole director and executive officer. The Company relied on the exemption from registration provided under Section 4(2) of the Securities Act.

Issuance of Common Stock to Former Chief Financial Officer of RINO

At the Closing of the Share Exchange and the private placement, the Company issued 20,000 shares of common stock to Eric Gan (“Gan”), RINO’s former chief financial officer, in full satisfaction of RINO’s obligations to Gan under a Compensation Agreement dated July 30, 2007. The Company relied on the exemption from registration provided under Section 4(2) of the Securities Act.

EXHIBITS

3.1	Certificate of Incorporation. (1)

3.2	Bylaws. (1)

3.3	Articles of Merger as filed with the Secretary of State of Nevada dated April 28, 2008 (9)

4.1	Common Stock Specimen (4)

4.2	Form of Warrant (2)

5.1	Legal Opinion of Guzov Ofsink, LLC re legality of the common stock being registered

10.1	Share Exchange Agreement dated October 5, 2007 by and among the Company, Zhang Ze and Innomind Group Limited (2)

10.2	Translation of Purchase Agreement, dated as of October 3, 2007, by and among Dalian Rino Engineering Science and Technology Co., Ltd., and Dalian Innomind Environment Engineering Co., Ltd. (2)

10.3.1
Translation of Entrusted Management Agreement, dated as of October 3, 2007, by and among Dalian Innomund Environment Engineering Co., Ltd., Dalian Rino Engineering Science and Technology Co., Ltd., Zou Dejun and Qiu Jianping (2)

10.4	Translation of Patent Transfer Contract, dated as of October 3, 2007, by and among Dalian Rino Engineering Science and Technology Co., Ltd., and Dalian Innomind Environment Engineering Co., Ltd. (2)

10.5	Translation of Shareholders’ Voting Proxy Agreement, dated as of October 3, 2007, by and among Dalian Innomind Environment Engineering Co., Ltd., Zou Dejun and Qiu Jianping (2)

10.6	Translation of Exclusive Option Agreement, dated as of October 3, 2007, by and among Dalian Innomind Environment Engineering Co., Ltd., Zou Dejun and Qiu Jianping (2)

10.7	Translation of Pledge of Equity Agreement, dated as of October 3, 2007, by and among Dalian Innomind Environment Engineering Co., Ltd., Zou Dejun and Qiu Jianping (2)

10.8	Securities Purchase Agreement, dated as of September 27, 2007 by and among the Company and the named investors (2)

10.9	Lock-Up Agreement, dated September 27, 2007, by and among Jade Mountain Corporation and Zou Dejun and Qiu Jianping (4)

10.9.1	Lock-Up Agreement, dated September 27, 2007, by and among Jade Mountain Corporation and The Innomind Trust (4)

10.9.2	Lock-Up Agreement, dated September 27, 2007, by and among Jade Mountain Corporation and Bruce Richardson (4)

10.10	Registration Rights Agreement, dated as of September 27, 2007, by and among Jade Mountain Corporation and the investors signatory - thereto (4)

10.11	Engagement Agreement Providing for Investment Banking Services, dated January 19, 2007 by and between RINO and Douglas Financial (5)

10.12	Side Letter Agreement dated July 27, 2007 by and between Douglas Financial LLC and Dalian RINO Environmental Engineering Science and Technology Co., Ltd. (5)

10.13	Employment Agreement dated September 27, 2007, by and between Jade Mountain Corporation and Bruce Richardson (5)

10.14	Amendment to the Employment Agreement dated September 27, 2007, by and between Jade Mountain Corporation and Bruce Richardson, dated June 6, 2008 (6)

16.1.1	Letter from Former Accountant S.W. Hatfield (7)

16.1.2	Letter from Former Accountant Jimmy C.H. Cheung & Co (8)

21.1	List of subsidiaries (4)

23.1	Consent of counsel to the use of the opinion annexed at Exhibit 5.1 (contained in the opinion annexed at Exhibit 5.1)

23.2	Consent of accountant (Jimmy C.H. Cheung & Co) for use of its report (10)

(1)	Incorporated herein by reference to the Registration Statement on Form 10-SB filed with the SEC on April 5, 2007.

(2)	Incorporated herein by reference to the Current Report on Form 8-K filed by the Current Report filed by the Company on October 12, 2007.

(3)	Incorporated herein by reference to the Current Report on Form 8-K/A filed by the Company on October 19, 2007.

(4)	Incorporated herein by reference to the Registration Statement on Form SB-2 filed by the Company on November 19, 2007.

(5)	Incorporated herein by reference to the Amendment No. 1 to the Registration Statement on Form S-1 filed by the Company on March 11, 2008.

(6)	Incorporated herein by reference to the Amendment No. 3 to the Registration Statement on Form S-1 filed by the Company on June 9, 2008.

(7)	Incorporated herein by reference to the Current Report on Form 8-K filed by the Company on October 12, 2007.

(8)	Incorporated herein by reference to the Current Report on Form 8-K filed by the Company on July 7, 2008.

(9)	Incorporated herein by reference to the Current Report on Form 8-K filed by the Company on May 9, 2008.

(10)	Incorporated herein by reference to Amendment No. 7 to the Registration Statement on Form S-1 filed by the Company on September 18, 2008.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Dalian, PRC, on October 1, 2008.

RINO International Corporation
/s/ Zou Dejun
By: Zou Dejun, Chief Executive Officer and Director (principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Name and Title	Date

/s/ Zou Dejun	October 1, 2008
Zou Dejun, Chief Executive Officer and Director (principal executive officer)

/s/ Qiu Jianping	October 1, 2008
Qiu Jianping Director and Chairman of the Board Chief Financial Officer (principal financial officer) Chief Accounting Officer (principal accounting officer)

/s/ Kennith C. Johnson	October 1, 2008
Kennith C. Johnson Director

/s/ Quan Xie	October 1, 2008
Quan Xie Director

/s/ Zhang Weiguo	October 1, 2008
Zhang Weiguo Director